                                                                   EXHIBIT 10(m)


                             THE ALPINE GROUP, INC.
                           1790 Broadway - 15th Floor
                            New York, New York  10019


                                             May 24, 1995



PolyVision Corporation
866 North Main Street Extension
Wallingford, Connecticut 06492


Gentlemen:


          This letter agreement sets forth the terms and conditions under which The Alpine Group, Inc., a Delaware corporation ("Alpine"), agrees to provide a $5,000,000 credit commitment to PolyVision Corporation (formerly Information Display Technology, Inc.), a New York corporation ("PolyVision").

          1.   CREDIT COMMITMENT.

               (a) Subject to the terms and conditions hereof and of the Non-Negotiable Promissory Note, of even date herewith, made by PolyVision in favor of Alpine, a copy of which is attached hereto (the "Note"), Alpine agrees from time to time during the two-year period commencing on the date hereof, to make loans (each, a "Loan") to PolyVision up to a maximum aggregate amount of $5,000,000, which amount includes any repayments by affiliates of Alpine on any indebtedness owed to PolyVision and further includes any accrued and unpaid interest on amounts advanced and loaned by Alpine hereunder. PolyVision shall use the proceeds of each Loan for its working capital needs, including to continue the research and development, and commence the commercialization, of its PolyVision-TM- display technology. Interest on the outstanding principal amount of the Note shall be at a rate reflecting Alpine's cost of borrowing such funds and shall initially be eleven percent (11%) per annum, as more fully set forth in the Note. Subject to Section 2 below, the maximum credit commitment may be reduced under certain circumstances.

               (b) By written request to Alpine, accompanied by a description of the use(s) of such loan proceeds, PolyVision may from time to time request that Alpine make a Loan in the amount specified therein and Alpine will make such Loan, provided that no such request and loan shall exceed $1,250,000 during any three (3) month period, including repayments of indebtedness by affiliates of Alpine. Subject to Alpine's review and approval of the written request, Alpine may, in its discretion, disburse the amount of the Loan requested by wire transfer in immediately available funds to an account or accounts designated in writing by PolyVision, or by check if mutually agreed, within three (3) business days following PolyVision's written request. Each such request for a Loan shall constitute PolyVision's representation and warranty to Alpine that no Event of Default (as such term is defined in the Note) shall have occurred or be continuing at such time, or would occur after giving effect to any such loan.

               (c) Except as otherwise provided in Section 2 below, PolyVision will pay the entire principal balance then outstanding of the Note together with accrued interest, in cash, on the tenth annual anniversary of the date hereof.

          2.   MANDATORY PAYMENTS.

               (a) During the term of the Note, PolyVision will pay, in whole or in part, the principal balance then outstanding of the Note, together with accrued interest, with the cash proceeds from the issuance of any note, bond, debenture, evidence of indebtedness, share of capital stock or any other security ("securities"), other than working capital financing or secured financing of assets in the ordinary course of business, issued by PolyVision after the date hereof (a "Financing"). The obligation of PolyVision to pay the outstanding balance under the Note pursuant to the preceding sentence shall be superior and first in priority to any other use of the proceeds of a Financing, and PolyVision agrees not to enter into any agreement or instrument during the term of the Note which would modify or alter the foregoing priority.

               (b) In the event no amounts are outstanding under the Note at the time of a Financing, the maximum credit commitment set forth in Section 1(a) above will be reduced by the amount of the cash proceeds of any such Financing.

          3. CHANGE IN CONTROL. A Change in Control (as defined below) during the term of the Note shall be considered an Event of Default, in which case PolyVision shall be required, unless waived by Alpine in whole or in part, to pay the entire principal balance then outstanding of the Note, together with accrued interest, on or within ten (10) days following the Change in Control. A "Change in Control" shall be deemed to have occurred when (a) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Alpine or its affiliates, becomes (other than as a result of a purchase from PolyVision) the beneficial owner of shares of PolyVision having 10% or more of the total number of votes that may be cast for the election of directors of PolyVision and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of PolyVision before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of PolyVision or any successor; PROVIDED, HOWEVER, that no Change in Control shall occur pursuant to or as a result of (i) the merger of Alpine PolyVision, Inc. and Posterloid Corporation with and into two separate wholly-owned subsidiaries of Information Display Technology, Inc. or (ii) the spin-off dividend of PolyVision Common Stock to the common stockholders of Alpine.

          4. PROVISIONS CONCERNING CONGRESS. Notwithstanding anything to the contrary contained herein, (a) the indebtedness evidenced hereby is subject to, and subordinate in right of payment to, the right of Congress Financial Corporation ("Congress") to receive the prior payment in full of all of the Obligations (as such term is used in the IDT Financing Agreements, as defined below), and (b) the terms of the indebtedness evidenced hereby shall not require any payments in respect hereof at any time prior to the termination of the IDT Financing Agreements and the indefeasible payment in full of all Obligations of PolyVision. For purposes hereof, the IDT Financing Agreements shall mean the Accounts Financing Agreement [Security Agreement], dated June 30, 1993, between Congress and PolyVision and various supplements thereto, together with all other agreements, documents and instruments now or any time hereafter executed and/or delivered in connection therewith or related thereto, as amended by Amendment No. 1 to Financing Agreements dated September 20, 1994 and Amendment No. 2 to Financing Agreements dated April 14, 1995 (as the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

          5. REPRESENTATIONS. Each of the parties hereto represents severally and as to itself only that this letter agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this letter agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

          6. NOTICES. All notices, requests and demands to or upon PolyVision or Alpine to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

               PolyVision:    PolyVision Corporation
                              866 North Main Street Extension
                              Wallingford, CT 06492
                              Attn: Mr. Alan J. Nickerson
                                    Chief Financial Officer and Secretary

               Alpine:        The Alpine Group, Inc.
                              1790 Broadway - 15th Floor
                              New York, NY 10019
                              Attn:  Mr. Bragi F. Schut,
                                     Executive Vice President and Secretary

          7. MISCELLANEOUS. This letter agreement and the Note represent the entire agreement and understanding between Alpine and PolyVision with respect to the subject matter hereof. This letter agreement and the Note may not be amended except by an instrument in writing executed by Alpine and PolyVision. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules. This letter agreement may be executed in counterparts.

          If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement and the Note to the undersigned.


                              Very truly yours,


                              THE ALPINE GROUP, INC.


                              By:
                                 --------------------------------
                                 Name:  Bragi F. Schut
                                 Title:  Executive Vice President

Agreed and Accepted
this 24th day of May 1995


POLYVISION CORPORATION


By:
   -------------------------------
   Name:  Alan J. Nickerson
   Title:  Chief Financial Officer.


                                        3